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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 1)

                           Dayton Superior Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Class A Common Shares, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   240028 10 0
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                                 (CUSIP Number)

                               January 12, 1998
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            (Date of Event which Requires Filing of this Statement)


                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)
                                / / Rule 13d-1(c)
                                /X/ Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.   240028  10 0         13G
          ---------------------------------------

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1.       Names of Reporting Persons
         I.R.S. Identification         Ripplewood Holdings L.L.C.
         Nos. of Above Persons
           (entities only)
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)

         if a Member of a Group
                                            (b)  X
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3.       S.E.C. Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of            Delaware
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
                          ------------------------------------------------------
Beneficially               (6) Shared Voting
Owned by Each Reporting        Power       806,350
Person with               ------------------------------------------------------
                           (7) Sole Dispositive Power
                          ------------------------------------------------------
                           (8) Shared Dispositive
                               Power       806,350
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person    806,350
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9            13.5%
--------------------------------------------------------------------------------

12.      Type of Reporting Person      OO



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CUSIP No.     240028  10 0             13G
          -------------------------------------


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1.       Names of Reporting Persons         Collins Family Partners, L.P.
         I.R.S. Identification
         Nos. of Above Persons (entities only)
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)

         if a Member of a Group
                                            (b) X
--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of        Delaware
         Organization
--------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
                          ------------------------------------------------------
Beneficially                  (6) Shared Voting
Owned by Each Reporting           Power      806,350
Person with               ------------------------------------------------------
                              (7) Sole Dispositive Power
                          ------------------------------------------------------
                              (8) Shared Dispositive
                                  Power         806,350
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person          806,350
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9             13.5%
--------------------------------------------------------------------------------

12.      Type of Reporting Person       PN



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CUSIP No.       240028 10 0        13G
          ------------------------------------

--------------------------------------------------------------------------------

1.       Names of Reporting Persons         Collins Family Partners, Inc.
         I.R.S. Identification
         Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)

         if a Member of a Group
                                            (b) X
--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of            Delaware
         Organization
--------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
                          ------------------------------------------------------
Beneficially                  (6) Shared Voting
Owned by Each Reporting           Power       806,350
Person with               ------------------------------------------------------
                              (7) Sole Dispositive Power
                          ------------------------------------------------------
                              (8) Shared Dispositive
                                  Power         806,350
                          ------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person          806,350
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9             13.5%
--------------------------------------------------------------------------------

12.      Type of Reporting Person       CO



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CUSIP No.     240028  10 0          13G
          ------------------------------

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1.       Names of Reporting Persons                  Timothy C. Collins
         I.R.S. Identification
         Nos. of Above Persons (entities only)
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)

         if a Member of a Group
                                            (b) X
--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of            United States
         Organization
--------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
                          ------------------------------------------------------
Beneficially                  (6) Shared Voting
Owned by Each Reporting           Power       806,350
Person with               ------------------------------------------------------
                              (7) Sole Dispositive Power
                          ------------------------------------------------------
                              (8) Shared Dispositive
                                  Power       806,350
                          ------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person       806,350
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                   13.5%
--------------------------------------------------------------------------------

12.      Type of Reporting Person             IN



--------------------------------------------------------------------------------


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                       CONTINUATION PAGES OF SCHEDULE 13G
                                    FILED BY
           RIPPLEWOOD HOLDINGS L.L.C., COLLINS FAMILY PARTNERS, L.P.,
              COLLINS FAMILY PARTNERS, INC. AND TIMOTHY C. COLLINS


Item 1(a)         Name of Issuer:

                  Dayton Superior Corporation


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  721 Richard Street
                  Miamisburg, OH 45342

Item 2(a)         Name of Persons Filing:

                  See Item 1 of the cover pages attached hereto.

Item 2(b)         Address of Principal Business Office:

                  For Ripplewood Holdings L.L.C.:

                          One Rockefeller Plaza, 32nd floor
                          New York, NY 10020

                  For Collins Family Partners, L.P.:

                          One Rockefeller Plaza, 32nd floor
                          New York, NY 10020

                  For Collins Family Partners, Inc.:

                          One Rockefeller Plaza, 32nd floor
                          New York, NY 10020

                  For Timothy C. Collins

                          One Rockefeller Plaza, 32nd floor
                          New York, NY 10020

Item 2(c)         Citizenship:

                  See Item 4 of the cover pages attached hereto.


Item 2(d)         Title of Class of Securities:

                                      6


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                  Class A Common Shares


Item 2(e)         CUSIP Number:

                  240028 10 0


Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c) check whether the person filing is a:

                  (a) ( )  Broker or Dealer registered under
                           Section 15 of the Act

                  (b) ( )  Bank as defined in Section 3(a)(6) of
                           the Act

                  (c) ( ) Insurance Company as defined in Section 3(a)(19) of the Act


                  (d) ( )  Investment Company registered under
                           Section 8 of the Investment Company Act of 1940

                  (e) ( ) Investment Adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

                  (f) ( ) Employee Benefit Plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)


                  (g) ( ) Parent Holding Company or control person in accordance with Section 240.13d-1(b)(ii)(G)

                  (h) ( ) Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i) ( ) Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

                  (j) ( )  Group, in accordance with
                           Section 240.13d-1(b)(1)(ii)(J)

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Item 4.           Ownership


                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer indentified in Item 1.

                  (a)      Amount Beneficially Owned

                           The Reporting Persons are the beneficial owners of, in the aggregate, 806,350 Class B Common Shares of the Issuer. Such shares are convertible on a one-for-one basis into 806,350 shares of Class A Common Shares.

                  (b)      Percent of Class:

                           13.5%

                  (c)      Number of shares as to which such person has:

                       (i) sole power to vote or to direct the
                           vote:

                      (ii) shared power to vote or to direct the
                           vote: 806,350

                     (iii) sole power to dispose or to direct the
                           disposition of:

                      (iv) shared power to dispose or to direct the
                           disposition of:  806,350


Item 5.  Ownership of Five Percent or Less of a Class

         If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

                  As of December 31, 1998, Ripplewood Holdings L.L.C. is the beneficial holder of 806,350 Class B Common Shares of Dayton Superior Corporation (the "Issuer"). Collins Family Partners, L.P. is the Class A Member of Ripplewood Holdings L.L.C. and has the power to appoint a majority of the


                                      8
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         directors of Ripplewood Holdings L.L.C. Collins Family Partners, Inc.
         is the General Partner of Collins Family Partners, L.P. Timothy C. Collins is the President and controlling shareholder of Collins Family Partners, Inc. and is the Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C. Accordingly, Collins Family Partners, L.P., Collins Family Partners, Inc. and Timothy C. Collins may be deemed to have shared voting and investment power with Ripplewood Holdings L.L.C. with respect to the 806,350 Class B Common Shares beneficially owned by Ripplewood Holdings L.L.C. Collins Family Partners, L.P., Collins Family Partners, Inc. and Timothy C. Collins disclaim beneficial ownership of such shares.


Item 7.  Identification and Classification of the
         Subsidiary Which Acquired the Security Being
         Reported on By the Parent Holding Company.

                           NOT APPLICABLE.


Item 8. Identification and Classification of Members of the Group.

                           NOT APPLICABLE.


Item 9.  Notice of Dissolution of Group.

                           NOT APPLICABLE.


Item 10. Certification.

                           NOT APPLICABLE

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Signature.

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Date:  February __, 1999

                            RIPPLEWOOD HOLDINGS L.L.C.

                            By:     /s/ Timothy C. Collins
                                    --------------------------------
                                    Senior Managing Director and
                                    Chief Executive Officer

                            COLLINS FAMILY PARTNERS, L.P.

                                    By:      COLLINS FAMILY PARTNERS, INC.
                                             its general partner

                                             By: /s/ Timothy C. Collins
                                                 ----------------------
                                                 President

                            COLLINS FAMILY PARTNERS, INC.

                            By: /s/ Timothy C. Collins
                                -------------------------
                                    President

                            TIMOTHY C. COLLINS

                            /s/ Timothy C. Collins
                            ----------------------------


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